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                              UNITRODE CORPORATION                  Exhibit 10.1

                            SHORT TERM INCENTIVE PLAN

A.   Establishment and Effective Date

     1. Unitrode Corporation (the "Company") has established a Short Term Incentive Plan (the "Plan") for selected U.S. employees (the "Participants") of the Company.

     2. This Plan is effective beginning February 1, 1999. The Plan shall be in effect until otherwise determined by the Plan Administrator.



B.   Objectives

     1.   The principal objectives of the Plan are to:

          a.   Recognize the volatility in the semiconductor market.

          b.   Share in the company success.

          c. Underscore the importance of corporate, team and individual goals.



C.   Responsibility for Administration and Interpretation

     1. The Plan Administrator shall be responsible for administration and interpretation of this plan. Unitrode's Chief Executive Officer and Vice President, Human Resources shall serve in the capacity of "Plan Administrator".

     2. The Plan Administrator shall have the authority to adopt, amend, and repeal the administrative rules, guidelines, and practices relating to the Plan as deemed advisable, including dissolution of the Plan without advance notice. The Plan Administrator shall also have full responsibility to interpret provisions of the Plan. The Plan Administrator will not be liable for any action or determination relating to the Plan made in good faith. All decisions made by the Plan Administrator will be final and binding on all persons having or claiming any interest in the Plan or in any award from the Plan.

     3. The Plan Administrator shall have the right to set the maximum amount of the sum of such awards and the maximum employee participation.

     4. The Plan Administrator shall monitor the use of the Plan to assure that its use remains consistent with its objectives.



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D.   Eligibility

     1. Eligibility for awards under the Plan shall be open to all U.S. employees who are active, regular Company employees on the date of the award distribution except for those employees who are participants in any sales incentive plan.

     2. Eligibility in any one year shall guarantee neither a right to an incentive award, nor a right to eligibility in any subsequent year.



E.   Participation

     1. Awards under the Plan shall be limited to individuals employed by the Company on the date of payment, except in the case of retirement, disability, or death, in which case the Plan Administrator may approve the payment of a full or pro-rated award to the former employee or his/her estate or beneficiary of record.

     2. Participation shall be based on actual results relative to assessment criteria during the assessment period.



F.   Target Awards

     1. The Plan Administrators will approve target Incentive Awards for each classification of eligible employees.

     2.   Refer to appendix for target award details by employee classification.

     3. The establishment of a target award does not guarantee payment at that level; actual awards are based on results relative to performance criteria.



G.   Performance Criteria and Assessment

     1. Performance criteria shall be predetermined by the Plan Administrator for each employee classification, and shall be based upon specific company goals and individual performance results. (The performance criteria weighting can be found in the appendix of this plan document.)

     2.   Each performance criteria will be assessed as follows:

          a. Earnings Per Share (EPS). Payout begins at 100% of fiscal year target, with no cap. (The EPS schedule can be found in the appendix of this plan document.)

          b. Management By Objectives (MBOs). Individual performance versus goals will be assessed to determine achievement of MBOs.



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     3.   Awards payments are subject to attainment of the annual EPS target and
          MBO achievement. At the beginning of each fiscal year, the criteria for bonus payments (i.e. minimum attainment of EPS figures) will be announced.



H.   Award Form

     1.   EPS achievement will be determined at the close of the fiscal year.

     2.   MBO attainment will be measured quarterly and paid annually.

     3. Awards to Participants shall be payable as soon as practical following award determination at the close of the fiscal year.

     4. Awards shall be calculated as a percent of base salary, and shall be subject to all required taxes, deductions, and withholdings.



I.   Relationship to Other Plans

     1. Eligibility for or Participation in this Plan does not automatically preclude eligibility for any other plans that may be established by the Company.



J.   No Contract of Employment

     1. Neither the Plan, nor an employee's eligibility or award will be deemed a contract of employment.



K.   No Legal Right

     1. Neither the establishment of the Plan, nor any amendment or change to the Plan, nor the payment of any award under the Plan will be construed as giving a participant or other person any legal or equitable right against the Company or any affiliated organization(s).

     2. Rights to awards shall terminate upon the termination of the Plan and any previously calculated awards shall be payable pursuant to Section H of this Plan.



L.   Right to Amend the Plan

     1. The Plan Administrator reserves the right to amend or terminate the Plan to any extent, in any manner, and at any time in the sole discretion and in the final judgment of the Plan Administrator, without further obligation.



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